ARDEN SAGE MULTI-STRATEGY FUND, L.L.C.
ARDEN SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C
ARDEN SAGE MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.L.C
ARDEN SAGE TRITON FUND, L.L.C
ARDEN SAGE MULTI-STRATEGY MASTER FUND, L.L.C.
ARDEN INVESTMENT SERIES TRUST

CERTIFICATE OF OFFICER

The undersigned, Andrew Katz, in his capacity as Chief Financial Officer of Arden Sage Multi-Strategy Fund, L.L.C., Arden Sage Multi-Strategy Institutional Fund, L.L.C., Arden Sage Multi-Strategy TEI Institutional Fund, L.L.C., Arden Sage Triton Fund, L.L.C. and Arden Sage Multi-Strategy Master Fund, L.L.C., each a Delaware limited liability company, and Arden Investment Series Trust, a Delaware statutory trust (collectively, the “Funds”), does hereby certify that:

1. I am the duly elected, qualified and acting Chief Financial Officer of the Funds.

2. Attached as Exhibit A to this Certificate is a true and complete copy of resolutions adopted by the Boards of the Funds on February 28, 2013 at a duly noticed meeting at which a quorum was present.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 18th day of July, 2013.

/s/ Andrew Katz
Andrew Katz
Chief Financial Officer

EXHIBIT A

Resolutions Adopted at the Meeting of the Board held on February 28, 2013

RESOLVED, that the Board, including a majority of the Independent Board Members, hereby determines that the fidelity bond (the “Fidelity Bond”) issued by St. Paul Fire and Marine Insurance Company, covering any employee of the “insureds,” as such term is defined by the Fidelity Bond, in accordance with the requirements of Rule 17g-1 of the Investment Company Act of 1940, as amended (“1940 Act”), in the amount of $2,400,000 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Fund and the other named insureds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities held by the Fund and the other named insureds; and it is further

RESOLVED, that the total amount of coverage under the Fidelity Bond is at least equal to (i) the amount of coverage which the Fund would have been required to provide and maintain individually pursuant to Rule 17g-1(d)(1) had the Fund not been named as a joint insured in the Fidelity Bond, plus (ii) such other amounts of coverage that other insured parties would have had to provide and maintain pursuant to federal statutes or regulations had such other parties not been covered by the Fidelity Bond; and it is further

RESOLVED, that the Board, including a majority of the Independent Board Members, hereby approves the renewal of the Fidelity Bond and authorizes the payment by the Funds of the annual premium on the Fidelity Bond in an amount not to exceed in the aggregate $6,600, after giving due consideration to all relevant factors, including, but not limited to, the number of other insureds, the nature of the business of such other parties, the amount of coverage under the Fidelity Bond, and the ratable allocation of the premium among parties named as insureds, based on the relative assets of such parties; and it is further

RESOLVED, that in the event that the amount of coverage has to be increased to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, any officer of the Fund, be, and hereby is, authorized to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate any additional premium payable on the Fidelity Bond among the Fund and the other named insureds based on their relative assets; and it is further

RESOLVED, that the joint insured agreement currently in existence among the Funds, shall continue to define certain rights and responsibilities of the insureds with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by both of the named insureds; and it is further

RESOLVED, that any proper officer of the Fund, be, and hereby is, designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Fund required by paragraph (g) of Rule 17g-1 under the 1940 Act.